Exhibit 10.13

Summary of Director Cash Compensation

for Service on the Board of Directors of Captaris, Inc.

Cash Compensation

Effective April 1, 2006, nonemployee directors receive the following cash compensation for their service on the Board of Directors and/or committees of the Board of Directors:

Position	Amount
Nonemployee Director Annual Retainer	$31,000
Additional Audit Committee Member Annual Retainer	$9,000
Additional Compensation Committee Member Annual Retainer	$6,000
Additional Governance Committee Member Annual Retainer	$3,000
Additional Chair of Board of Directors Annual Retainer	$20,000
Additional Chair of Audit Committee Annual Retainer	$14,000
Additional Chair of Compensation Committee Annual Retainer	$10,000
Additional Chair of Governance Committee Annual Retainer	$10,000